Exhibit 10.94

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONVERTIBLE PROMISSORY NOTE

$_____________________	August __, 2013
 South San Francisco, California

FOR VALUE RECEIVED, VistaGen Therapeutics, Inc., a Nevada corporation (the “Company”), promises to pay to the order of ______________________ or its permitted assigns (each a “Holder”), the principal sum of _____________________________________________ ($________________) with interest on the outstanding principal amount at the simple rate of 10.0% per annum (computed on the basis of actual calendar days elapsed and a year of 360 days).  Interest shall commence with the date hereof and shall accrue on the outstanding principal until converted or paid in accordance with the provisions hereof.

1. This note (the “Note”) is issued pursuant to the terms of that certain Subscription Agreement dated as of August __, 2013, by and among the Company and the Subscriber (the “Agreement”).  This Note is one of a series of notes (the “Notes”) having like tenor and effect (except for variations necessary to express the name of the holders, the principal amount of each of the Notes and the date on which each Note is issued) issued or to be issued by the Company in accordance with the terms of the Agreement.

2. Unless sooner converted in accordance with Section 3, the entire unpaid balance of principal and all unpaid accrued interest shall become fully due and payable on July 30, 2014 (“Maturity”).

3.    (a)           Notwithstanding anything to the contrary contained in this Section 3, the Company shall have the right, at the Company’s option, upon receipt by the Holder of thirty (30) day’s written notice (the “Prepayment Notice”), to pay the outstanding principal amount of this Note together with all of the accrued and unpaid interest due and payable hereunder on the date of such payment (the “Outstanding Balance”) to Holder at any time prior to Maturity.   Notwithstanding the receipt of the Prepayment Notice by Holder, the Holder shall have the right and option to exercise its Conversion Option, as defined in Section 3(b) below, during such thirty (30) day period following the receipt of such Prepayment Notice.

(b)           Subject to the terms and conditions of this Section 3, and provided this Note remains outstanding and has not otherwise been converted pursuant to this Section 3, the Holder shall have the right, at the Holder’s option, to convert the Outstanding Balance  (the “Conversion Option”) into such number of fully paid and non-assessable shares of the Company’s unregistered Common Stock (the “Conversion Shares”) as is determined in accordance with the following formula:  (the Outstanding Balance as of the date of the exercise of the Conversion Option) / $0.50).  If the Holder desires to exercise the Conversion Option, the Holder shall, by personal delivery or nationally-recognized overnight carrier, surrender the original of this Note and give written notice to the Company (the “Conversion Notice”), which Conversion Notice shall (a) state the Holder’s election to exercise the Conversion Option, and (b) provide for a representation and warranty of the Holder to the Company that, as of the date of the Conversion Notice, the Holder has not assigned or otherwise transferred all or any portion of the Holder’s rights under this Note to any third parties.  The Company shall, as soon as practicable thereafter, issue and deliver to the Holder the number of Conversion Shares to which the Holder shall be entitled upon exercise of the Conversion Option.  Notwithstanding anything to the contrary contained in this Section 3(b), the Company shall have the right, at the Company’s option, to pay all or a portion of the accrued and unpaid interest due and payable to Holder upon Holder’s exercise of the Conversion Option in cash.

4. Upon conversion of this Note into the Conversion Shares, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company.  At its expense, the Company shall, as soon as practicable thereafter, issue and deliver to the Holder at such principal office a certificate or certificates for the Conversion Shares into which the Note is converted (bearing such legends as may be required or advisable in the opinion of counsel to the Company), together with a check payable to the Holder for any cash amounts payable as described in Section 5 below.

5. No fractional shares shall be issued upon conversion of this Note.  In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder an amount in cash equal to the product obtained by multiplying the conversion price applied to effect such conversion by the fraction of a share not issued pursuant to the previous sentence.  Upon conversion of this Note in full and the payment of the amounts specified in this Note, the Company shall be released from all its obligations and liabilities under this Note.

6. The terms of this Note shall be construed in accordance with and governed by the laws of the State of California, as applied to contracts entered into by California residents within the State of California, which contracts are to be performed entirely within the State of California.

7. Any term of this Note and all Notes issued pursuant to the Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Company and the holders of Notes representing at least a majority of the aggregate amount of indebtedness incurred by the Company under all outstanding Notes issued pursuant to the Agreement.  Any amendment or waiver affected in accordance with this Section 7 shall be binding upon the Company, the Holder and the holders of all Notes issued pursuant to the Agreement.

8. If any provision of this Note, or the application of such provision to any person or circumstance, is held invalid or unenforceable, the remainder of this Note, or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

9. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with Section 6.6 of the Agreement.

10. In case any Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Payor of the loss, theft or destruction of such Note.

11. Notwithstanding any other provision to the contrary herein, in no event shall the interest attributable to this Note exceed the maximum rate of interest then permitted under applicable law.

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This Note is executed as of the day first above written.

VISTAGEN THERAPEUTICS, INC.

By:     __________________________________
Shawn K. Singh
Chief Executive Officer

[Signature page to Convertible Promissory Note]